Exhibit 99.1                                                                Press Release

FOR IMMEDIATE RELEASE

May 22, 2009

Patient Portal Technologies, Inc. Completes Debt Restructure
Baldwinsville, NY, May 22, 2009 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today that it has closed on its debt restructuring transaction with Dutchess Private Equity Fund and has received a term sheet to increase its working capital credit facility with a regional bank.
In return for Dutchess retiring all of its approximately $ 6.6 million of long term debt and interest, all of its approximately 22 million outstanding warrants and releasing its collateral position in the company’s assets, Dutchess will receive up to $500,000 of cash within 10 days of the Company closing a financing transaction, be issued $7.5 million of convertible Preferred Stock and receive approximately 1.7 million shares of the Company’s outstanding common stock.
Company CEO Kevin Kelly commented, “We are pleased to have concluded this important transaction with Dutchess. Their continued confidence in our business is underscored by their financial commitment and willingness to work with the Company to insure we can capitalize on the opportunities in the marketplace.” He also added, “This restructuring will allow the Company to direct its resources to support growth while enabling us to strengthen and expand our current banking relationships.”
Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. These services are delivered over the company’s proprietary platform. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.
Patient Portal Investor Relations Contact:
          Vanessa Loysen
          (315)638-6708